Exhibit 99.1

Metron Technology Closes Private Placement of $6 Million of Convertible Debentures

SAN JOSE, Calif. — June 22, 2004 - Metron Technology N.V. (NASDAQ: MTCH), the Outsource Solutions Company, today announced the closing of a private placement of $6.0 million principal amount of 6.5% convertible debentures due 2008, pursuant to the subscription agreement previously announced on May 26, 2004. This is the second financing transaction in which Midsummer Investment Ltd. has made an investment in Metron. Enable Capital, LLC acted as the placement agent in connection with the private placement.

About Metron

Metron, the Outsource Solutions Company, is a leading global provider of marketing, sales, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers. Metron provides outsource solutions that address the critical non-core areas of the fab and include products and services such as materials management solutions, cleanroom services, specialty and legacy equipment, and facility maintenance. Metron outsource solutions enable customers to increase fab productivity and focus on their core competencies, such as product development, manufacturing and marketing. By partnering with Metron, suppliers can focus on product development and other core competencies while reducing their time to market using Metron’s global infrastructure. Metron is headquartered in San Jose, California, and is on the web at http://www.metrontech.com.

Douglas McCutcheon	Christina Carrabino
Sr. Vice President & CFO	Account Director
Metron Technology	Stapleton Communications Inc.
(408) 719-4600	(650) 470-0200